Exhibit 10.3

Employment Contract

This Agreement is made on the 5th of October 2013

Between:

(1)	Umicron Ltd. 08320701 whose registered office is 131 Terry Gardens, Kesgrave, Suffolk, IP5 2DR (“the Company”); and

(2)	Feroz Khan of 65 Hornbeam Road, Theydon Bois, CM16 7JU (“the Employee”).

Agreed terms

1.	Interpretation

1.1	In this agreement the following terms shall have the following meanings:

“Confidential Information”
any trade secret or other information which is confidential or commercially sensitive and which is not in the public domain (other than though the wrongful disclosure by the Employee) and which belongs to any Group Company (whether stored or recorded in documentary or electronic form) and which (without limitation)relates to the business methods, management systems, marketing plans, strategic plans, finances, new or maturing business opportunities, marketing activities, processes, inventions, designs or similar of any Group Company, or to which any Group Company owes a duty of confidentiality to any third party.

“the Employment”	the employment of the Employee by the Company in accordance with the terms of this agreement;

“Group Company”	the Company, any company of which it is a Subsidiary (being a holding company of the Company) and any Subsidiaries of the Company or any holding company, from time to time;

“Subsidiary”	a company as defined in section 1159 of the Companies Act 2006;

“Termination Date”	the date on which the Employment ceases.

2.	Appointment and Duration

2.1	The Company shall employ the Employee and the Employee shall work for the Company under the terms of this agreement.

2.2
The Employment shall commence on 05/10/2013 and shall continue (subject always to the terms of this agreement) until terminated by either party serving notice in accordance with the provisions set out below.

2.3
The first 6 months of the Employment shall be a probationary period and the Company may terminate the Employment at any time during this period on 2 weeks’ notice.  The Company may extend any period of probation at its discretion.

2.4	No previous employment with another employer shall count towards the Employee’s period of continuous employment which began on 05/10/2013.

3.	Duties

3.1
The Employee shall be employed as a Designer or such other role as the Company may require from time to time having regard to the needs of the business and the Employee’s skills, qualifications and experience.

3.2
Details of the Employee’s duties will be communicated upon commencement of employment.  The Company reserves the right to vary the Employee’s duties from time to time as may be required by the business.

4.	Place of Work

4.1
The Employee’s ordinary place of work will be 26 Broad Street, Cambridge, CB23 6HJ or such other place within 70 miles as the Company may require to meet its business needs and for the proper performance of the Employee’s duties.

4.2	The Employee will not be required to work outside the United Kingdom for any continuous period of more than one month.

5.	Hours of Work

5.1	The Employee shall work 29 hours in every one week as agreed with the Company and at times agreed with the Company.

5.2	Either

The Employee may from time to time be required to work such additional hours as are necessary for the proper performance of his duties.  The Employee acknowledges that he shall not receive any additional remuneration for any such additional hours worked by him.

5.3
The parties agree that the Employee’s normal working time may exceed 48 hours in any seven day period.  As such the Employee agrees that the limit on his working time shall not apply and that his average working time may exceed 48 hours in any seven day period.  The Employee may give three months notice should he wish to withdraw this agreement.

6.	Salary

6.1	The Employee shall be paid a basic salary of £9,430 per annum or an hourly salary of £6.19 per hour. Payment will be made in arrears in equal monthly instalments and shall accrue from day to day.

6.2	The Employee rate of pay shall be reviewed annually with the first such review to take place on 05/10/2014.

6.3
The Employee acknowledges that the Company may at any time deduct from his basic salary, or such other amounts as may be owed to the Employee, any sums that may be owed by the Employee to any Group Company including, but not limited to, overpayment of annual leave, unauthorised expenses and outstanding loans.

7.	Pension

7.1

Employee has personal pension scheme

[Conditional upon the Employee making a matching contribution or minimum contribution of 1%] [T]he Company will make a contribution to the Employee’s personal pension scheme for the benefit of the Employee of 1% of the Employee’s basic salary, subject to the rules of the scheme and applicable tax exemptions and reliefs as may be appropriate from time to time.  Payments to the Employee’s personal pension scheme by the Company will be made in equal monthly instalments in arrears.

A contracting out certificate is not in force in respect of the Employment

8.	Holiday

8.1	The Company’s holiday year runs from [01/01/2013] to 01/01/2014.

8.2	The Employee is entitled to 28 days holiday in any holiday year. In addition, the Employee will be entitled to the usual bank and public holidays as are recognised in England.

8.3
The Employee may not, without the prior written consent of the Company carry forward more than 3 days holiday from one holiday year to the next.  Any authorised holiday that is carried forward must be used by 01/02/2013 in the following holiday year.

8.4
Upon the termination of the Employment the Employee shall be entitled to be paid in lieu of an accrued but untaken holiday to which he is entitled.  The basis for calculating the value of the payment shall be 1/260 of the Employee’s normal basic salary, rounded up to the nearest half day.

9.	Sickness or injury

9.1
In the event that the Employee is absent from work due to sickness or injury, he will inform Luke Ruffell as soon as possible and will provide regular updates as to his recovery, and as far as practicable will inform Luke Ruffell of his expected date or return to work.

9.2
If the Employee is absent from work due to sickness or injury for more than three consecutive days he must submit to Luke Ruffell a self-certification form.  If such absence lasts for more than seven consecutive days the Employee must obtain a medical certificate from his doctor and submit it to Luke Ruffell.

9.3
For any period of absence due to sickness or injury the Employee will be paid statutory sick pay only, provided that he satisfies the relevant requirements.  The Employee’s qualifying days for statutory sick pay purposes are Monday to Friday.

10.	Confidential Information

10.1	The Employee acknowledges that during the Employment he shall have access to and use of Confidential Information.

10.2
The Employee agrees that he will not (other than in the proper course of his duties under this agreement), either during the Employment or at any time thereafter (unless authorised to do so by the Company in writing) directly or indirectly (i) use for his own benefit or the benefit of any third party or (ii) disclose or permit the disclosure of any Confidential Information.

10.3	The Employee agrees that he will at all times use his best endeavours to protect the Confidential Information and prevent the unlawful disclosure or publication of it.

10.4	The restrictions on the Employee’s use of Confidential Information shall not apply to:

10.4.1	Confidential Information which comes into the public domain other than in conseq uence of his unlawful disclosure;

10.4.2	any protected disclosure made in accordance with s.43A of the Employment Rights Act 1996;

10.4.3	any information which the Employee has acquired other than through the performance of his duties for the Company; or

10.4.4	any information which is required to be disclosed by the Employee by order of a court of competent jurisdiction or an appropriate regulatory authority or otherwise required by law.

11.	Conflict of interest

11.1	During the Employment the Employee shall not undertake any paid or unpaid work for any other company, firm or organisation without the written approval of the Company.

12.	Termination of employment

12.1	Subject to the following, the Company may terminate the Employment by giving to the Employee one months’ written notice.

12.2	Subject to the following, the Employee may terminate the Employment by giving to the Company two months’ written notice.

12.3
The Company reserves the right, at its discretion, to terminate the Employment immediately without giving the period of notice referred to above by paying to the Employee his basic salary (less deductions of tax and national insurance) in lieu of all or part of his notice period as the case may be.  Such payment in lieu of notice shall not include any element in relation to any holiday entitlement that the Employee would have accrued had he worked the full period of notice.

13.	Discipline and Grievance

13.1
The Employee is subject to the Company’s disciplinary and grievance policies, copies of which can be obtained from Luke Ruffell.  The disciplinary and grievance policies are not contractual in effect and do not form part of the Employee’s contract of employment.

13.2
The Company may suspend the Employee for a period of up to two weeks for the purposes of carrying out a disciplinary investigation into any allegations that might be raised against him.  During such period of suspension the Employee will receive his usual pay and benefits.

14.	Data Protection

14.1
The Company has a data protection policy, a copy of which has been provided to the Employee.  The Employee agrees that to the extent that personal data comes into his possession or control that he will process such personal data in accordance with the guidelines set out in the data protection policy.

14.2
The Employee agrees that personal data (including sensitive data) relating to him which has been or is in the future obtained by the Company may be held and processed by any Group Company (and where necessary its agents or appointed third parties) either by computer or manually for any purpose relating to the administration, management and operation of the Employee’s employment, or in relation to the Company’s legal obligations or business needs.

15.	Collective Agreements

15.1	There are no collective agreements which affect the Employment.

16.	Entire Agreement

16.1
The Employee and the Company acknowledge and agree that the provisions of this agreement set out the entire agreement and understanding between them and that it supersedes all prior discussions, arrangements or agreements that might have taken place in relation to the Employment.

17.	Variation

17.1	No variation to this agreement shall be valid or binding unless it is recorded in writing and signed by or on behalf of the parties.

18.	Rights of Third Parties

18.1	The Contracts (Rights of Third Parties) Act 1999 shall not apply to this agreement and no person other than the Employee, the Company and each Group Company shall have any rights under it.

19.	Governing Law and Jurisdiction

19.1	This agreement shall be governed by and construed in accordance with the laws of England and Wales.

19.2	Each of the parties irrevocably submits for all purposes in connection with this agreement to the exclusive jurisdiction of the Courts of England and Wales.

Signed - ___________________________________	Dated -_______________________

For and on behalf of the Company

I acknowledge and agree that I have read this contract of employment.  Further, I understand, agree to and will abide by all the terms and conditions of employment as set out above.

Signed - ___________________________________ Name of Employee: -	Dated - _______________________